Exhibit 99.1

New Mountain Finance Corporation Announces Financial Results for the Quarter Ended June 30, 2016

Reports Net Investment Income and Adjusted Net Investment Income of $0.34 per Weighted Average Share and Net Asset Value of $13.23 per Share

Declares Third Quarter 2016 Dividend of $0.34 per Share

NEW YORK--(BUSINESS WIRE)--August 3, 2016--New Mountain Finance Corporation (NYSE: NMFC) (the "Company", "we", "us" or "our") today announced its financial results for the quarter ended June 30, 2016 and reported second quarter net investment income and adjusted net investment income1 of $0.34 per weighted average share. At June 30, 2016, net asset value (“NAV”) per share was $13.23, an increase of $0.36 per share from March 31, 2016. The Company also announced that its board of directors declared a third quarter dividend of $0.34 per share, which will be payable on September 30, 2016 to holders of record as of September 16, 2016.

During the second quarter, the Company amended its credit facility (the “NMFC Credit Facility”) to increase the maximum capacity of the credit facility from $110.0 million to $122.5 million. In addition, the Company issued $50.0 million in aggregate principal amount of five-year senior unsecured notes (the “Unsecured Notes”), pursuant to a note purchase agreement, dated May 4, 2016 to an institutional investor in a private placement. The Unsecured Notes rank pari-passu with the Company’s other unsecured indebtedness, including the Company’s convertible notes issued on June 3, 2014. The Unsecured Notes have a fixed interest rate of 5.313% and are due on May 15, 2021.

Selected Financial Highlights

(in thousands, except per share data)	June 30, 2016
Investment Portfolio(1)	$1,527,691
Total Assets	$1,584,601
Total Statutory Debt(2)	$600,013
NAV	$843,325

NAV per Share	$13.23
Statutory Debt/Equity	0.71x

Investment Portfolio Composition	June 30, 2016	Percent of Total
First Lien	$616,894	40.4%
Second Lien(1)	672,053	44.0%
Subordinated	79,272	5.2%
Preferred Equity	77,250	5.0%
Common Equity and Other	31,612	2.1%
Investment Fund	50,610	3.3%
Total	$1,527,691	100.0%

	Three Months Ended June 30, 2016
(in millions, except per share data)	GAAP	Non-Cash Adjustments(3)	Adjusted(3)
Net investment income ("NII")	$21.8	($0.0)	$21.8

Net investment income per weighted average share	$0.34		$0.34

(1) Includes collateral for securities purchased under collateralized agreements to resell.
(2) Excludes the Company’s U.S. Small Business Administration (“SBA”)-guaranteed debentures.
(3) Refer to “Use of Non-GAAP Financial Measures”, “Reconciliation of Adjusted Net Investment Income” and “Adjusted Net Investment Income” below for additional details.

We believe that the strength of the Company’s unique investment strategy – which focuses on acyclical “defensive growth” companies that are well researched by New Mountain Capital, L.L.C. (“New Mountain”), a leading alternative investment firm – is underscored by continued stable credit performance. The Company has had only six portfolio companies, representing approximately $78.2 million of the cost of all investments made since inception in October 2008, or approximately 2.0%, go on non-accrual.

Robert Hamwee, CEO, commented: “The second quarter represented another solid quarter of performance for NMFC. We covered our dividend, increased our book value and continue to maintain a stable portfolio yield. We made significant progress ramping up investments in our second senior loan fund and announced the promotion of John Kline to President.”

“As managers and as significant stockholders personally, we are pleased with the progress of the Company and the completion of another successful quarter, where book value rose and we fully earned our dividend,” added Steven B. Klinsky, NMFC Chairman. “We believe New Mountain’s strategic focus on acyclical “defensive growth” industries and on companies that we know well continues to prove a successful strategy and preserves stockholder value.”

Portfolio and Investment Activity2

As of June 30, 2016, the Company’s NAV was approximately $843.3 million and its portfolio had a fair value of approximately $1,527.7 million in 73 portfolio companies, with a weighted average Yield to Maturity at Cost3 of approximately 10.3%. For the three months ended June 30, 2016, the Company made approximately $136.3 million of originations and commitments4. The $136.3 million includes approximately $77.8 million of investments in five new portfolio company and approximately $58.5 million of follow-on investments in twelve portfolio companies held as of March 31, 2016. For the three months ended June 30, 2016, the Company had approximately $12.2 million of sales in three portfolio company and cash repayments4 of approximately $145.8 million.

Consolidated Results of Operations

The Company’s total adjusted investment income for the three months ended June 30, 2016 and 2015 were approximately $41.5 million and $37.9 million, respectively. For the three months ended June 30, 2016 and 2015, the Company’s total adjusted investment income consisted of approximately $34.5 million5 and $32.3 million5,6 in cash interest income from investments, respectively, prepayment penalties of approximately $3.3 million and $2.8 million, respectively, approximately $0.9 million and $1.16 million in payment-in-kind (“PIK”) interest income from investments, respectively, net amortization of purchase premiums/discounts of approximately $0.8 million and $0.5 million, respectively, cash dividend income of approximately $0.1 million and $0.2 million, respectively, PIK dividend income of approximately $0.8 million and $0.7 million, respectively, and approximately $1.1 million and $0.3 million in other income, respectively.

The Company’s total net expenses after income tax expense for the three months ended June 30, 2016 and 2015 were approximately $19.7 million and $17.7 million, respectively, excluding $0 and $0 million of accrued hypothetical capital gains incentive fee, respectively. The hypothetical capital gains incentive fee is based upon the cumulative net Adjusted Realized Capital Gains (Losses)7 and the cumulative net Adjusted Unrealized Capital Appreciation (Depreciation)7 from inception through the end of the current period. Actual amounts paid to New Mountain Finance Advisers BDC, L.L.C. (the “Investment Adviser”) are consistent with the investment advisory and management agreement between the Company and the Investment Adviser (the “Investment Management Agreement”), and are based only on actual Adjusted Realized Capital Gains computed net of all Adjusted Realized Capital Losses and Adjusted Unrealized Capital Depreciation on a cumulative basis from inception through the end of each calendar year as if the entire portfolio was sold at fair value.

Total net expenses after income tax expense for the three months ended June 30, 2016 and 2015 consisted of approximately $6.8 million and $5.6 million, respectively, of costs associated with the Company’s borrowings and approximately $11.0 million and $10.0 million, respectively, in net management and incentive fees, excluding $0 and $0 million of accrued hypothetical capital gains incentive fee, respectively. Since the initial public offering (“IPO”), the base management fee calculation has deducted the borrowings under the New Mountain Finance SPV Funding, L.L.C. credit facility (the “SLF Credit Facility”). The SLF Credit Facility had historically consisted of primarily lower yielding assets at higher advance rates. As part of an amendment to the Company’s existing credit facilities with Wells Fargo Bank, National Association, the SLF Credit Facility merged with and into the New Mountain Finance Holdings, L.L.C. credit facility (the “Holdings Credit Facility”) on December 18, 2014. Post credit facility merger and to be consistent with the methodology since the IPO, the Investment Adviser will continue to waive management fees on the leverage associated with those assets that share the same underlying yield characteristics with investments that were leveraged under the legacy SLF Credit Facility, which as of June 30, 2016 and 2015 totaled approximately $269.6 million and $251.5 million, respectively. The Investment Adviser cannot recoup management fees that the Investment Adviser has previously waived. For the three months ended June 30, 2016 and 2015, management fees waived were approximately $1.3 million and $1.2 million, respectively. The Company’s net direct and indirect professional, administrative, other general and administrative and income tax expenses for the three months ended June 30, 2016 and 2015 were approximately $1.8 million and $2.1 million, respectively.

For the three months ended June 30, 2016 and 2015, the Company recorded approximately $0.8 million and $(13.4) million of adjusted net realized gains (losses), respectively, and $22.0 million and $13.6 million of adjusted net changes in unrealized appreciation (depreciation) of investments and securities purchased under collateralized agreements to resell, respectively. For the three months ended June 30, 2016 and 2015, benefit (provision) for taxes was approximately $0.1 million and $(0.1) million, respectively, related to differences between the computation of income for United States (“U.S.”) federal income tax purposes as compared to accounting principles generally accepted in the United States (“GAAP”).

Liquidity and Capital Resources

As of June 30, 2016, the Company had cash and cash equivalents of approximately $34.5 million and total statutory debt outstanding of approximately $600.0 million (approximately $348.0 million of the $495.0 million of total availability on the Holdings Credit Facility, $87.0 million of the $122.5 million of total availability on the NMFC Credit Facility, $115.0 million of convertible notes outstanding and $50.0 million of unsecured notes outstanding). Additionally, the Company had $121.7 million of SBA-guaranteed debentures outstanding as of June 30, 2016.

Portfolio and Asset Quality

The Company puts its largest emphasis on risk control and credit performance. On a quarterly basis, or more frequently if deemed necessary, the Company formally rates each portfolio investment on a scale of one to four. Each investment is assigned an initial rating of a “2” under the assumption that the investment is performing materially in-line with expectations. Any investment performing materially below our expectations would be downgraded from the “2” rating to a “3” or a “4” rating, based on the deterioration of the investment. An investment rating of a “4” could be moved to non-accrual status, and the final development could be an actual realization of a loss through a restructuring or impaired sale.

During the second quarter of 2016, the Company placed a portion of its first lien position in Permian Tank & Manufacturing, Inc. (“Permian”) on non-accrual status due to its ongoing restructuring. As of June 30, 2016, the portion of the Permian first lien position placed on non-accrual status represented an aggregate cost basis of $17.1 million and an aggregate fair value of $5.0 million.

During the second quarter of 2016, the Company placed a portion of its second lien position in Transtar Holding Company (“Transtar”) on non-accrual status due to its ongoing restructuring. As of June 30, 2016, the portion of the Transtar second lien position placed on non-accrual status represented an aggregate cost basis of $24.7 million and an aggregate fair value of $9.1 million.

As of June 30, 2016, four portfolio companies (including Permian and Transtar referenced above) had an investment rating of “3”, with a total cost basis of approximately $42.1 million and a fair value of approximately $26.3 million.

As of June, 2016, three portfolio companies (including Permian and Transtar referenced above) were on non-accrual status and had an investment rating of “4”. As of June 30, 2016, the investments in these portfolio companies had an aggregate cost basis of approximately $43.5 million and an aggregate fair value of approximately $14.5 million.

Recent Developments

The Company has had approximately $79.6 million of originations and commitments since the end of the second quarter through August 1, 2016. This was offset by approximately $37.1 million of repayments8 and $5.7 million of sales during the same period.

On August 2, 2016, the Company’s board of directors declared a third quarter 2016 distribution of $0.34 per share payable on September 30, 2016 to holders of record as of September 16, 2016.

Use of Non-GAAP Financial Measures

In evaluating its business, NMFC considers and uses adjusted net investment income as a measure of its operating performance. Adjusted net investment income is defined as net investment income adjusted to reflect income as if the cost basis of investments held at NMFC’s IPO date had stepped-up to fair market value as of the IPO date. Under GAAP, NMFC’s IPO did not step-up the cost basis of the predecessor operating company’s existing investments to fair market value. Since the total value of the predecessor operating company’s investments at the time of the IPO was greater than the investments’ cost basis, a larger amount of amortization of purchase or issue discount, and different amounts in realized gains and unrealized appreciation, may be recognized under GAAP in each period than if a step-up had occurred. For purposes of the incentive fee calculation, NMFC adjusts income as if each investment was purchased at the date of the IPO (or stepped-up to fair market value). In addition, adjusted net investment income excludes any capital gains incentive fee.

The term adjusted net investment income is not defined under GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. Adjusted net investment income has limitations as an analytical tool and, when assessing NMFC’s operating performance, and that of its portfolio companies, investors should not consider adjusted net investment income in isolation, or as a substitute for net investment income, or other consolidated income statement data prepared in accordance with GAAP. Among other things, adjusted net investment income does not reflect NMFC’s, or its portfolio companies’, actual cash expenditures. Other companies may calculate similar measures differently than NMFC, limiting their usefulness as comparative tools.

_________________________________
[1]	Adjusted net investment income is defined as net investment income adjusted to reflect income as if the cost basis of investments held at NMFC’s IPO date had stepped-up to fair market value as of the IPO date. Adjusted net investment income also excludes any capital gains incentive fee. For additional information regarding NMFC’s use of this non-GAAP financial measure, please refer to “Use of Non-GAAP Financial Measures”.
[2]	Includes collateral for securities purchased under collateralized agreements to resell.
[3]

References to “Yield to Maturity at Cost” assume the accruing investments in our portfolio as of a certain date, the "Portfolio Date", are purchased at adjusted cost on that date and held until their respective maturities with no prepayments or losses and are exited at par at maturity. This calculation excludes the impact of existing leverage. Yield to Maturity at Cost uses the LIBOR curves at each quarter’s respective end date. The actual yield to maturity may be higher or lower due to the future selection of LIBOR contracts by the individual companies in the Company’s portfolio or other factors.

[4]	Excludes revolving credit facilities, payment-in-kind (“PIK”) interest, bridge loans, return of capital and realized gains / losses.
[5]	Includes reclassification into cash interest of recurring management fee and recurring distributions associated with the fully ramped NMFC Senior Loan Program I LLC investment fund held by NMFC from other income and dividend income, respectively.
[6]	Excludes an approximate $0.4 million reclassification from cash to PIK interest income from the three months ended March 31, 2015.
[7]	Under GAAP, the Company’s IPO did not step-up the cost basis of New Mountain Finance Holdings, L.L.C.’s (the “Predecessor Operating Company” or “NMF Holdings”) existing investments to fair market value at the IPO date. Since the total value of the Predecessor Operating Company’s investments at the time of the IPO was greater than the investments’ cost basis, a larger amount of amortization of purchase or original issue discount, as well as different amounts in realized gain and unrealized appreciation, may be recognized under GAAP in each period than if the step-up had occurred. This will remain until such predecessor investments are sold or mature in the future. The Company tracks the transferred (or fair market) value of each of its investments as of the time of the IPO and, for purposes of the incentive fee calculation, adjusts Pre-Incentive Fee Net Investment Income to reflect the amortization of purchase or original issue discount on the Company’s investments as if each investment was purchased at the date of the IPO, or stepped up to fair market value. This is defined as “Pre-Incentive Fee Adjusted Net Investment Income”. The Company also uses the transferred (or fair market) value of each of its investments as of the time of the IPO to adjust capital gains and losses (“Adjusted Realized Capital Gains (Losses)”) and unrealized capital appreciation and depreciation (“Adjusted Unrealized Capital Appreciation (Depreciation)”).
[8]	Excludes realized gain from the sale of an equity position.

Conference Call

New Mountain Finance Corporation will host a conference call at 10 a.m. Eastern Time on Thursday, August 4, 2016, to discuss its second quarter 2016 financial results. All interested parties may participate in the conference call by dialing +1 (877) 443-9109 approximately 15 minutes prior to the call. International callers should dial +1 (412) 317-1082. This conference call will also be broadcast live over the Internet and can be accessed by all interested parties through the Company's website, http://ir.newmountainfinance.com. To listen to the live call, please go to the Company's website at least 15 minutes prior to the start of the call to register and download any necessary audio software. Following the call, you may access a replay of the event via audio webcast on our website. We will be utilizing a presentation during the conference call and we have posted the presentation to the investor relations section of our website.

New Mountain Finance Corporation
Consolidated Statements of Assets and Liabilities
(in thousands, except shares and per share data)
(unaudited)

	June 30, 2016	December 31, 2015
Assets
Investments at fair value
Non-controlled/non-affiliated investments (cost of $1,383,739 and $1,438,415, respectively)	$1,321,957	$1,377,515
Non-controlled/affiliated investments (cost of $94,105 and $89,047, respectively)	92,320	87,287
Controlled investments (cost of $69,139 and $41,254, respectively)	83,784	47,422
Total investments at fair value (cost of $1,546,983 and $1,568,716, respectively)	1,498,061	1,512,224
Securities purchased under collateralized agreements to resell (cost of $30,000 and $30,000, respectively)	29,630	29,704
Cash and cash equivalents	34,467	30,102
Interest and dividend receivable	15,272	13,832
Receivable from unsettled securities sold	3,600	–
Receivable from affiliates	953	360
Other assets	2,618	1,924
Total assets	$1,584,601	$1,588,146

Liabilities
Borrowings
Holdings Credit Facility	$348,013	$419,313
SBA-guaranteed debentures	121,745	117,745
Convertible Notes	115,000	115,000
NMFC Credit Facility	87,000	90,000
Unsecured Notes	50,000	–
Deferred financing costs (net of accumulated amortization of $10,411 and $8,822, respectively)	(13,915)	(13,992)
Net borrowings	707,843	728,066
Payable for unsettled securities purchased	15,832	5,441
Management fee payable	5,577	5,466
Incentive fee payable	5,449	5,622
Interest payable	2,749	2,343
Deferred tax liability	868	1,676
Payable to affiliates	437	564
Other liabilities	2,521	2,060
Total liabilities	741,276	751,238
Commitments and contingencies
Net Assets
Preferred stock, par value $0.01 per share, 2,000,000 shares authorized, none issued	–	–
Common stock, par value $0.01 per share, 100,000,000 shares authorized, and 64,005,387 and 64,005,387 shares issued, respectively, and 63,756,888 and 64,005,387 shares outstanding, respectively	640	640
Paid in capital in excess of par	899,751	899,713
Treasury stock at cost, 248,499 and 0 shares held, respectively	(2,948)	–
Accumulated undistributed net investment income	4,146	4,164
Accumulated undistributed net realized gains on investments	2,383	1,342
Net unrealized (depreciation) appreciation (net of provision for taxes of $868 and $1,676, respectively)	(60,647)	(68,951)
Total net assets	$843,325	$836,908
Total liabilities and net assets	$1,584,601	$1,588,146

Number of shares outstanding	63,756,888	64,005,387
Net asset value per share	$13.23	$13.08

New Mountain Finance Corporation
Consolidated Statements of Operations
(in thousands, except shares and per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Investment income
From non-controlled/non-affiliated investments:
Interest income	$36,302	$33,767	$72,008	$65,621
Dividend income	92	201	92	102
Other income	997	320	2,219	1,877
From non-controlled/affiliated investments:
Interest income	1,627	1,183	3,209	2,226
Dividend income	887	951	1,807	1,809
Other income	305	308	618	622
From controlled investments:
Interest income	483	520	985	970
Dividend income	742	643	1,461	1,191
Other income	55	12	67	23
Total investment income	41,490	37,905	82,466	74,441
Expenses
Incentive fee	5,449	5,057	10,834	9,935
Capital gains incentive fee	–	9	–	490
Total incentive fees	5,449	5,066	10,834	10,425
Management fee	6,818	6,198	13,654	12,666
Interest and other financing expenses	6,771	5,598	13,373	11,075
Professional fees	861	909	1,738	1,648
Administrative expenses	629	522	1,468	1,157
Other general and administrative expenses	384	453	816	882
Total expenses	20,912	18,746	41,883	37,853
Less: management fee waived	(1,241)	(1,247)	(2,560)	(2,629)
Less: expenses waived and reimbursed	(63)	–	(347)	(400)
Net expenses	19,608	17,499	38,976	34,824
Net investment income before income taxes	21,882	20,406	43,490	39,617
Income tax expense	50	153	91	302
Net investment income	21,832	20,253	43,399	39,315
Net realized gains (losses):
Non-controlled/non-affiliated investments	865	(13,338)	1,041	(13,471)
Net change in unrealized appreciation (depreciation):
Non-controlled/non-affiliated investments	13,532	11,970	(882)	10,508
Non-controlled/affiliated investments	1,126	1,600	(25)	728
Controlled investments	7,298	(86)	8,477	6,734
Securities purchased under collateralized agreements to resell	(44)	–	(74)	–
Benefit (provision) for taxes	84	(135)	808	(636)
Net realized and unrealized gains (losses)	22,861	11	9,345	3,863
Net increase in net assets resulting from operations	$44,693	$20,264	$52,744	$43,178
Basic earnings per share	$0.70	$0.35	$0.83	$0.74
Weighted average shares of common stock outstanding-basic	63,839,920	58,076,552	63,887,036	58,037,868
Diluted earnings per share	$0.64	$0.33	$0.77	$0.70
Weighted average shares of common stock outstanding-diluted	71,117,051	65,313,497	71,164,167	65,265,931
Dividends declared and paid per share	$0.34	$0.34	$0.68	$0.68

New Mountain Finance Corporation Reconciliation of Adjusted Net Investment Income
(in millions, except per share data)
(unaudited)

	Three Months Ended June 30, 2016		Six Months Ended June 30, 2016
	Amount	Per Weighted Average Share	Amount	Per Weighted Average Share
GAAP net investment income ("NII")	$21.8	$0.34	$43.4	$0.68
Non-cash capital gains incentive fee(1)(2)	(0.0)	(0.00)	(0.1)	(0.00)
Adjusted NII	$21.8	$0.34	$43.3	$0.68

(1) Reclassification of the non-cash capital gains incentive fee out of net investment income and into net increase in net assets resulting from operations.
(2) Net of non-cash amortization adjustment of less than $0.1 million and $0.1 million for the three and six months ended June 30, 2016, respectively.

New Mountain Finance Corporation Adjusted Net Investment Income
(in millions, except per share data)
(unaudited, numbers may not add due to rounding)

	Three Months Ended June 30, 2016	Six Months Ended June 30, 2016
Investment income
Interest income	$38.3	$76.1
Dividend income	1.8	3.4
Other income	1.4	2.9
Total investment income	41.5	82.4

Expenses
Management fee	6.9	13.7
Incentive fee	5.4	10.8
Interest and other financing expenses	6.8	13.4
Professional fees	0.8	1.7
Administrative expenses	0.6	1.5
Other general and administrative expenses	0.4	0.8
Total expenses	20.9	41.9
Less: management fee waived	(1.3)	(2.6)
Less: expenses waived and reimbursed	–	(0.3)
Net expenses	19.6	39.0
Net investment income before income taxes	21.9	43.4
Income tax expense	0.1	0.1
Net investment income ("NII")(1)	21.8	43.3

Net realized gains on investments	0.8	0.9
Net change in unrealized appreciation (depreciation) of investments	22.1	7.8
Net change in unrealized (depreciation) appreciation of securities purchased under collateralized agreements to resell	(0.1)	(0.1)
Benefit for taxes	0.1	0.8
Capital gains incentive fee	–	–
Net realized and unrealized gains (losses)	22.9	9.4
Net increase in net assets resulting from operations	$44.7	$52.7

Adjusted NII per weighted average share(1)	$0.34	$0.68

(1) Includes reclassification of the non-cash capital gains incentive fee out of net investment income and into net increase in net assets resulting from operations.

ABOUT NEW MOUNTAIN FINANCE CORPORATION

New Mountain Finance Corporation is a closed-end, non-diversified and externally managed investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. The Company’s investment objective is to generate current income and capital appreciation through the sourcing and origination of debt securities at all levels of the capital structure, including first and second lien debt, notes, bonds and mezzanine securities. In some cases, the investments may also include small equity interests. The Company’s investment activities are managed by its Investment Adviser, New Mountain Finance Advisers BDC, L.L.C., which is an investment adviser registered under the Investment Advisers Act of 1940, as amended. More information about New Mountain Finance Corporation can be found on the Company’s website at http://www.newmountainfinance.com.

ABOUT NEW MOUNTAIN CAPITAL, L.LC.

New Mountain Capital, L.L.C. is a New York-based alternative investment firm investing for long-term capital appreciation through direct investments in growth equity transactions, leveraged acquisitions, and management buyouts. The firm currently manages private and public equity funds with more than $15.0 billion in aggregate capital commitments. New Mountain Capital, L.L.C. seeks out the highest-quality defensive growth leaders in carefully selected industry sectors and then works intensively with management to build the value of these companies. For more information on New Mountain Capital, L.L.C., please visit http://www.newmountaincapital.com.

FORWARD-LOOKING STATEMENTS

Statements included herein may contain “forward-looking statements”, which relate to our future operations, future performance or our financial condition. Forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and outcomes may differ materially from those anticipated in the forward-looking statements as a result of a variety of factors, including those described from time to time in our filings with the Securities and Exchange Commission or factors that are beyond our control. New Mountain Finance Corporation undertakes no obligation to publicly update or revise any forward-looking statements made herein. All forward-looking statements speak only as of the time of this press release.

CONTACT:
New Mountain Finance Corporation
Investor Relations
Shiraz Y. Kajee, Authorized Representative
NMFCIR@newmountaincapital.com
(212) 220-3505